Company delivers strong revenue growth of 8.7% with strength across segments
Walmart U.S. grew comp sales1 8.2%, with unit growth in food, and eCommerce up 16%
Q3 FY23 GAAP EPS of ($0.66); Adjusted EPS2 of $1.50
Company raises full-year outlook on strong results for Q3
Company announces new $20 billion share repurchase authorization

Third-quarter highlights

Company delivered strong revenue growth globally, with strength in Walmart U.S., Sam’s Club U.S., Flipkart, and Walmex. Total revenue was $152.8 billion, up 8.7%, or 9.8% in constant currency[2].
“We had a good quarter with strong top-line growth globally led by Walmart and Sam’s Club U.S., along with Flipkart and Walmex. Walmart U.S. continued to gain market share in grocery, helped by unit growth in our food business. We significantly improved our inventory position in Q3, and we’ll continue to make progress as we end the year. From The Big Billion Days in India, through our Deals for Days events in the U.S. and a Thanksgiving meal that will cost the same as last year, we’re here to help make this an affordable and special time for families around the world. We have an amazing group of associates that make all this happen, and I want to say thank you.”

Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales[1] grew 8.2% and 17.4% on a two-year stack. eCommerce growth was 16% and 24% on a two-year stack. Continued to gain market share in grocery.
Sam’s Club comp sales[1] increased 10.0%, and 23.9% on a two-year stack. Membership income increased 8.0% with member count reaching an all-time high.

Walmart International net sales were $25.3 billion, an increase of $1.7 billion, or 7.1%, negatively affected by $1.5 billion from currency fluctuations. Segment operating income led by double-digit growth for Walmex.

Global advertising business[3] grew over 30%, led by 40% at Walmart Connect in the U.S. and strength in Flipkart Ads.

Consolidated gross profit rate declined 89 basis points, primarily due to markdowns and mix of sales in the U.S., an inflation-related LIFO charge at Sam’s Club, and the timing of Flipkart’s annual event, The Big Billion Days.

Consolidated operating expenses as a percentage of net sales increased 144 basis points due to charges of $3.3 billion related to opioid legal settlements. Adjusted operating expenses as a percentage of net sales[4] decreased 75 basis points, primarily due to strong sales growth and lower Covid-related costs.

Consolidated operating income was $2.7 billion, a decrease of 53.5%, including the legal charges described above. Adjusted operating income[2] was $6.0 billion, an increase of 3.9%.
Adjusted EPS[2] of $1.50 excludes the effects, net of tax, of $1.11 from net losses on equity and other investments and $1.05 from charges related to opioid legal settlements.
Subsequent to the third quarter the Company approved a new $20 billion share repurchase authorization replacing its existing authorization, which had approximately $1.9 billion remaining at the end of Q3.

1 Comp sales for the 13-week period ended October 28, 2022 compared to the 13-week period ended October 29, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Our global advertising business is recorded either in net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
4 Adjusted operating expenses as a percentage of net sales excludes a 219 basis point impact for the opioid legal charges reflected in the non-GAAP reconciliation of adjusted operating income at the end of this release.

NYSE: WMT	November 15, 2022	stock.walmart.com

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q3 FY23	Q3 FY22	Change
Revenue	$152.8	$140.5	$12.3	8.7%
Revenue (constant currency)[1]	$154.3	$140.5	$13.8	9.8%
Operating income	$2.7	$5.8	-$3.1	-53.5%
Operating income (constant currency)[1]	$2.7	$5.8	-$3.1	-52.8%
Adjusted operating income (constant currency)[1]	$6.1	$5.8	$0.3	4.6%

Free Cash Flow[1]	YTD FY23	$ Change	Returns to Shareholders	Q3 FY23	% Change
Operating cash flow	$15.7	-$0.6	Dividends	$1.5	-1.1%
Capital expenditures	$12.1	$3.5	Share repurchases[2]	$3.0	36.6%
Free cash flow[1]	$3.6	-$4.1	Total	$4.5	21.0%

Fourth quarter and Fiscal Year 2023 guidance
The following guidance reflects the company’s expectations for Q4 and fiscal year 2023 and is provided on a non-GAAP basis as the company cannot predict certain elements which are included in reported GAAP results, such as the changes in fair value of the company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results. Fiscal year 2023 operating income is adjusted for charges related to opioid legal settlements in the third quarter. The company’s guidance assumes a generally stable consumer in the U.S., continued pressure from inflation and mix of products and formats globally.

Fourth quarter
•Consolidated net sales growth of about 3.0%, negatively affected by approximately $1.3 billion from currency fluctuations.
•Walmart U.S. comp sales, excluding fuel, of about 3.0%.
•Consolidated operating income increase 1.0% to decline 1.0%
•Adjusted earnings per share decline of 3.0% to 5.0%.

Fiscal Year 2023
The company raises full-year outlook to reflect third quarter performance:
•Consolidated net sales growth of about 5.5%. Excluding divestitures3, consolidated net sales growth of about 6.5%. Based on current exchange rates, the company expects a headwind of about $4.1 billion for the year.
•Walmart U.S. comp sales growth, excluding fuel, of about 5.5%.
•Consolidated adjusted operating income decline of 6.5% to 7.5%, which improved from the company’s prior guidance of a decline of 9.0% to 11.0% and reflects better performance in the third quarter. Excluding divestitures3, consolidated adjusted operating income decline of 5.5% to 6.5%.
•Adjusted earnings per share decline of 6.0% to 7.0%. Excluding divestitures3, adjusted earnings per share decline of 5.0% to 6.0%.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $1.9 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 22 million shares in Q3 fiscal 2023.
3 We completed the sale of our operations in the U.K. and Japan in the first quarter of fiscal 2022.

NYSE: WMT	November 15, 2022	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q3 FY23	Q3 FY22	Change
Net sales	$104.8	$96.6	$8.2	8.5%
Comp sales (ex. fuel)[2]	8.2%	9.2%	NP	NP
Transactions	2.1%	5.7%	NP	NP
Average ticket	6.0%	3.3%	NP	NP
eCommerce contribution	~80 bps	< 10 bps	NP	NP
Operating income	$5.1	$4.9	$0.2	4.8%

	Q3 FY23	Q3 FY22	Change
Net sales	$25.3	$23.6	$1.7	7.1%
Net sales (constant currency)[1]	$26.8	$23.6	$3.1	13.3%
Operating income	$0.9	$0.9	$—	-1.1%
Operating income (constant currency)[1]	$0.9	$0.9	$—	3.2%

	Q3 FY23	Q3 FY22	Change
Net sales	$21.4	$19.0	$2.4	12.8%
Comp sales (ex. fuel)[2]	10.0%	13.9%	NP	NP
Transactions	4.8%	11.1%	NP	NP
Average ticket	4.9%	2.6%	NP	NP
eCommerce contribution	~120 bps	~170 bps	NP	NP
Operating income	$0.6	$0.5	$0.1	18.3%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended October 28, 2022 compared to the 13-week period ended October 29, 2021, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, approximately 230 million customers and members visit more than 10,500 stores and numerous eCommerce websites under 46 banners in 24 countries. With fiscal year 2022 revenue of $573 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart, on Twitter at https://twitter.com/walmart, and on LinkedIn at https://www.linkedin.com/company/walmart/.

Investor Relations contact Steph Wissink Stephanie.Wissink@walmart.com	Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	November 15, 2022	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2023, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	November 15, 2022	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2022	2021	Percent Change	2022	2021	Percent Change
Revenues:
Net sales	$151,469	$139,207	8.8%	$443,138	$416,237	6.5%
Membership and other income	1,344	1,318	2.0%	4,103	3,646	12.5%
Total revenues	152,813	140,525	8.7%	447,241	419,883	6.5%
Costs and expenses:
Cost of sales	115,613	105,023	10.1%	338,298	313,478	7.9%
Operating, selling, general and administrative expenses	34,505	29,710	16.1%	94,076	86,350	8.9%
Operating income	2,695	5,792	(53.5)%	14,867	20,055	(25.9)%
Interest:
Debt	499	408	22.3%	1,266	1,326	(4.5)%
Finance lease obligations	85	78	9.0%	252	241	4.6%
Interest income	(84)	(44)	90.9%	(151)	(111)	36.0%
Interest, net	500	442	13.1%	1,367	1,456	(6.1)%
Loss on extinguishment of debt	—	2,410	(100.0)%	—	2,410	(100.0)%
Other (gains) and losses	3,626	(1,207)	(400.4)%	5,386	2,275	136.7%
Income (loss) before income taxes	(1,431)	4,147	(134.5)%	8,114	13,914	(41.7)%
Provision for income taxes	336	1,015	(66.9)%	2,631	3,607	(27.1)%
Consolidated net income (loss)	(1,767)	3,132	(156.4)%	5,483	10,307	(46.8)%
Consolidated net income attributable to noncontrolling interest	(31)	(27)	14.8%	(78)	(196)	(60.2)%
Consolidated net income (loss) attributable to Walmart	$(1,798)	$3,105	(157.9)%	$5,405	$10,111	(46.5)%

Net income per common share:
Basic net income (loss) per common share attributable to Walmart	$(0.66)	$1.11	(159.5)%	$1.98	$3.61	(45.2)%
Diluted net income (loss) per common share attributable to Walmart	$(0.66)	$1.11	(159.5)%	$1.97	$3.59	(45.1)%

Weighted-average common shares outstanding:
Basic	2,711	2,785		2,733	2,799
Diluted	2,711	2,797		2,743	2,813

Dividends declared per common share	$—	$—		$2.24	$2.20

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,587	$14,760	$16,111
Receivables, net	8,218	8,280	7,349
Inventories	64,706	56,511	57,484
Prepaid expenses and other	3,169	1,519	2,020
Total current assets	87,680	81,070	82,964

Property and equipment, net	97,553	94,515	92,242
Operating lease right-of-use assets	13,394	13,758	13,863
Finance lease right-of-use assets, net	4,597	4,351	4,226
Goodwill	28,137	29,014	28,923
Other long-term assets	16,295	22,152	22,633
Total assets	$247,656	$244,860	$244,851

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$6,811	$410	$447
Accounts payable	57,263	55,261	57,156
Dividends payable	1,527	—	1,528
Accrued liabilities	27,443	26,060	24,474
Accrued income taxes	900	851	446
Long-term debt due within one year	5,458	2,803	1,575
Operating lease obligations due within one year	1,457	1,483	1,486
Finance lease obligations due within one year	549	511	508
Total current liabilities	101,408	87,379	87,620

Long-term debt	33,935	34,864	36,425
Long-term operating lease obligations	12,658	13,009	13,095
Long-term finance lease obligations	4,512	4,243	4,061
Deferred income taxes and other	14,760	13,474	12,893

Commitments and contingencies

Redeemable noncontrolling interest	260	—	—

Equity:
Common stock	270	276	277
Capital in excess of par value	4,817	4,839	4,811
Retained earnings	77,946	86,904	85,674
Accumulated other comprehensive loss	(10,780)	(8,766)	(8,488)
Total Walmart shareholders’ equity	72,253	83,253	82,274
Nonredeemable noncontrolling interest	7,870	8,638	8,483
Total equity	80,123	91,891	90,757
Total liabilities, redeemable noncontrolling interest, and equity	$247,656	$244,860	$244,851

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2022	2021
Cash flows from operating activities:
Consolidated net income	$5,483	$10,307
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	8,134	7,952
Net unrealized and realized losses	5,611	1,831
Losses on disposal of business operations	—	433
Deferred income taxes	28	(1,402)
Loss on extinguishment of debt	—	2,410
Other operating activities	921	1,057
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(59)	(842)
Inventories	(9,008)	(12,663)
Accounts payable	3,183	7,906
Accrued liabilities	1,354	(722)
Accrued income taxes	51	24
Net cash provided by operating activities	15,698	16,291

Cash flows from investing activities:
Payments for property and equipment	(12,061)	(8,588)
Proceeds from the disposal of property and equipment	126	290
Proceeds from disposal of certain operations, net of divested cash	—	7,935
Payments for business acquisitions, net of cash acquired	(730)	(248)
Other investing activities	(300)	(919)
Net cash used in investing activities	(12,965)	(1,530)

Cash flows from financing activities:
Net change in short-term borrowings	6,451	228
Proceeds from issuance of long-term debt	4,969	6,945
Repayments of long-term debt	(1,439)	(13,010)
Premiums paid to extinguish debt	—	(2,317)
Dividends paid	(4,600)	(4,627)
Purchase of Company stock	(8,708)	(7,368)
Dividends paid to noncontrolling interest	(16)	(20)
Sale of subsidiary stock	55	3,231
Other financing activities	(2,293)	(1,175)
Net cash used in financing activities	(5,581)	(18,113)

Effect of exchange rates on cash, cash equivalents and restricted cash	(331)	(118)

Net decrease in cash, cash equivalents and restricted cash	(3,179)	(3,470)
Change in cash and cash equivalents reclassified from assets held for sale	—	1,848
Cash, cash equivalents and restricted cash at beginning of year	14,834	17,788
Cash, cash equivalents and restricted cash at end of period	$11,655	$16,166

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2022	2021	Percent Change	2022	2021	Percent Change
Walmart U.S.	$104,775	$96,609	8.5%	$5,093	$4,860	4.8%
Walmart International	25,295	23,627	7.1%	861	871	-1.1%
Sam’s Club	21,399	18,971	12.8%	562	475	18.3%
Corporate and support	—	—	—	(3,821)	(414)	822.9%
Consolidated	$151,469	$139,207	8.8%	$2,695	$5,792	-53.5%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/28/2022	10/29/2021	10/28/2022	10/29/2021	10/28/2022	10/29/2021
Walmart U.S.	8.5%	9.6%	8.2%	9.2%	0.3%	0.4%
Sam’s Club	12.7%	19.8%	10.0%	13.9%	2.7%	5.9%
Total U.S.	9.2%	11.1%	8.5%	9.9%	0.7%	1.2%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, including eCommerce sales, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2022.

	Three Months Ended October 31, 2022				Nine Months Ended October 31, 2022
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]	2022	Percent Change[1]
Total revenues:
As reported	$25,653	6.7%	$152,813	8.7%	$74,638	-0.6%	$447,241	6.5%
Currency exchange rate fluctuations	1,491	N/A	1,491	N/A	2,865	N/A	2,865	N/A
Constant currency total revenues	$27,144	12.9%	$154,304	9.8%	$77,503	3.2%	$450,106	7.2%

Net sales:
As reported	$25,295	7.1%	$151,469	8.8%	$73,408	-0.7%	$443,138	6.5%
Currency exchange rate fluctuations	1,473	N/A	1,473	N/A	2,805	N/A	2,805	N/A
Constant currency net sales	$26,768	13.3%	$152,942	9.9%	$76,213	3.0%	$445,943	7.1%

Operating income:
As reported	$861	-1.1%	$2,695	-53.5%	$2,676	-8.5%	$14,867	-25.9%
Currency exchange rate fluctuations	38	N/A	38	N/A	121	N/A	121	N/A
Constant currency operating income	$899	3.2%	$2,733	-52.8%	$2,797	-4.4%	$14,988	-25.3%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three and nine months ended October 31, 2022.

	Three Months Ended October 31,
	Consolidated
(Dollars in millions)	2022	2021
Operating income:
Operating income, as reported	$2,695	$5,792
Opioid legal charges[1]	3,325	—
Adjusted operating income	6,020	5,792
Percent change[2]	3.9%	NP
Currency exchange rate fluctuations	38	—
Adjusted operating income, constant currency	$6,058	5,792
Percent change[2]	4.6%	NP

	Nine Months Ended October 31,
	Consolidated
(Dollars in millions)	2022	2021
Operating income:
Operating income, as reported	$14,867	$20,055
Opioid legal charges[1]	3,325	—
Adjusted operating income	18,192	20,055
Percent change[2]	(9.3)%	NP
Currency exchange rate fluctuations	121	—
Adjusted operating income, constant currency	$18,313	$20,055
Percent change[2]	(8.7)%	NP
1 The opioid legal charges are recorded in Corporate and support.
2 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $15.7 billion for the nine months ended October 31, 2022, which represents a decline of $0.6 billion when compared to the same period in the prior year. The decline is primarily due to the timing of certain payments and a decrease in operating income, partially offset by moderated inventory purchases. Free cash flow for the nine months ended October 31, 2022 was $3.6 billion, which represents a decline of $4.1 billion when compared to the same period in the prior year. The decline in free cash flow is due to the reduction in operating cash flows described above, as well as an increase of $3.5 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2022	2021
Net cash provided by operating activities	$15,698	$16,291
Payments for property and equipment (capital expenditures)	(12,061)	(8,588)
Free cash flow	$3,637	$7,703

Net cash used in investing activities[1]	$(12,965)	$(1,530)
Net cash used in financing activities	(5,581)	(18,113)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three and nine months ended October 31, 2022 by adjusting EPS for the following:
1. unrealized gains and losses on the company’s equity and other investments;
2. the gain on sale of equity method investment in Brazil;
3. a discrete tax item; and
4. opioid legal charges

	Three Months Ended October 31, 2022
Diluted earnings per share:
Reported EPS				$(0.66)

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$1.34	$(0.24)	$0.01	$1.11
Opioid legal charges	1.22	(0.17)	—	1.05
Net adjustments[4]				$2.16

Adjusted EPS[4]				$1.50

	Nine Months Ended October 31, 2022[5]
Diluted earnings per share:
Reported EPS				$1.97

Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Unrealized (gains) and losses on equity and other investments	$2.18	$(0.40)	$—	$1.78
Gain on sale of equity method investment in Brazil	(0.16)	—	—	(0.16)
Discrete tax item	—	(0.06)	—	(0.06)
Opioid legal charges	1.21	(0.17)	—	1.04
Net adjustments				$2.60

Adjusted EPS				$4.57

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 The reported effective tax rate was (23.5%) and 32.4% for the three and nine months ended October 31, 2022, respectively. Adjusted for the above item, the effective tax rate was 25.9% and 25.7% for the three and nine months ended October 31, 2022, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Adjusted EPS for the three months ended October 31, 2022 was calculated using weighted average shares outstanding of 2,720 million, which includes the dilutive impact of share-based payment awards
5 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our third quarter ended October 31, 2021 press release, we have calculated Adjusted EPS for the three and nine months ended October 31, 2021 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity investments, (2) loss on extinguishment of debt; and (3) the incremental loss on sale of our operations in the U.K and Japan recorded during the first quarter of fiscal 2022.

	Three Months Ended October 31, 2021
Diluted earnings per share:
Reported EPS			$1.11
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$(0.42)	$0.09	$(0.33)
Loss on extinguishment of debt	0.86	(0.19)	0.67
Net adjustments			$0.34

Adjusted EPS			$1.45

	Nine Months Ended October 31, 2021[3]
Diluted earnings per share:
Reported EPS			$3.59
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	Net Impact
Unrealized and realized (gains) and losses on equity investments	$0.65	$(0.13)	$0.52
Loss on extinguishment of debt	0.86	(0.19)	$0.67
Incremental loss on sale of our operations in the U.K. and Japan	0.15	—	0.15
Net adjustments			$1.34

Adjusted EPS			$4.93

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale.
2 The reported effective tax rate was 24.5% and 25.9% for the three and nine months ended October 31, 2021, respectively. Adjusted for the above items, the effective tax rate was 24.3% and 24.5% for the three and nine months ended October 31, 2021, respectively.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.